UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Commission File Number: 0-11936
Date of Report (Date of earliest event reported): September 12, 2005
LAFARGE NORTH AMERICA INC.
Incorporated in Maryland
12950 Worldgate Drive, Suite 500
Herndon, Virginia 20170
(703) 480-3600
I.R.S. Employer Identification No. 58-1290226
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 12, 2005, Lafarge North America Inc. and certain of our subsidiaries entered into a $700 million committed, revolving credit agreement (the “Credit Agreement”) with Citibank, N.A., as the Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, CitiGroup Global Markets Inc., and Wachovia Securities Inc., as the Joint Lead Arrangers and Joint Book Runners, and certain other lenders party thereto. Under the terms of the Credit Agreement, we may obtain and utilize from time to time up to $700 million in revolving credit loans for general corporate purposes.
     The Credit Agreement contains affirmative, negative and financial covenants customary for such financings, as well as customary representations and warranties. Such covenants, representations, warranties and events of default are substantially similar to those in our prior committed credit agreements, dated as of April 18, 2002 and April 16, 2004. In addition, the Credit Agreement provides for a $450 million borrowing sublimit for our Canadian subsidiary, Lafarge Canada Inc., and contains an “accordion” feature by which we may increase the commitment amount to $1 billion with the consent of any of the lenders party to the agreement. The Credit Agreement expires on September 12, 2010. A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Item 9.01(c) Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit 10.1	Five Year Credit Agreement, dated as of September 12, 2005, by and among Lafarge North America Inc. and certain of its subsidiaries, as borrowers, Citibank, N.A., as the Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, CitiGroup Global Markets Inc., and Wachovia Securities Inc., as the Joint Lead Arrangers and Joint Book Runners, and certain other lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAFARGE NORTH AMERICA INC.

	By:	/s/ Eric C. Olsen

Eric C. Olsen
Executive Vice President and
Chief Financial Officer

Date: September 14, 2005

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